                                                                    Exhibit 4(v)
November 3, 1999



THE MEAD CORPORATION
Courthouse Plaza Northeast
Dayton, Ohio  45463
Attention:

Re:  364 Day Revolving Credit Line
     -----------------------------

Ladies and Gentlemen:

     Each of the banks listed on Schedule I attached hereto (each a "Lender" and collectively, the "Lenders") is pleased to confirm that it is prepared to make funds available to The Mead Corporation, an Ohio corporation ("Borrower"), for general corporate purposes, including acquisitions, and for a liquidity and back-up facility to the Borrower's commercial paper program, subject to the terms and conditions outlined below.

     Agent.  Bank One, NA, a national banking association with its principal
     -----
banking office in Chicago, Illinois (the "Agent") shall act as Agent on behalf of the Lenders under this 364 Day Revolving Credit Line Letter Agreement (this "Agreement") and any documents, instruments and notes in connection herewith (collectively, "Loan Documents"). The provisions of Section 9 (other than the first sentence of Section 9.1) of the Credit Agreement, dated as of November 15, 1989, among the Borrower, the banks party thereto and the Agent (as amended, modified and supplemented from time to time, the "Credit Agreement") shall apply to the duties, obligations, rights and powers of the Agent and the Lenders as if such Section 9 (other than the first sentence of Section 9.1) had been set forth herein mutatis mutandis (all references in the Credit Agreement to "Banks",
       ------- --------
"Agents", "Company", "Agreement", "Notes", "Loan Documents", "Required Banks", "Commitment" and "Loans" shall be deemed to be references to Lenders, Agent, Borrower, Agreement, Notes (as defined below) and Loan Documents, Required Lenders (as defined below), Commitment (as defined below) and Loans (as defined below), respectively, herein and all other defined terms contained in the Credit Agreement shall have the same meaning in this Agreement unless otherwise defined in this Agreement, but shall be interpreted in the context of this Agreement.

     Interpretation.  In the event of the termination or expiration of the
     --------------
Credit Agreement (or the Commitments (as defined therein) thereunder), any provisions of the Credit Agreement which are expressly made applicable hereunder or expressly incorporated by reference herein as if such provisions had been set forth herein mutatis mutandis shall be deemed to remain in full force and effect
             ----------------
for purposes of this Agreement in the form in effect immediately prior to such termination or expiration. In the event of any ambiguity in the interpretation of terms and provisions of this Agreement, such terms and provisions shall be construed and interpreted by reference to similar provisions in the Credit Agreement in the context of this Agreement (including, without limitation, the intent and purposes hereof).

     Commitment.  Each Lender severally agrees to make loans ("Loans") to
     ----------
Borrower in an aggregate principal amount not to exceed at any one time such Lender's maximum commitment as set forth opposite such Lender's name on Schedule I attached hereto as such amount may be reduced in part or in whole by three business days written notice to such Lender (with respect to such Lender, the "Commitment" and, all commitments together, the "Total Commitment"). Borrower may borrow, repay and prepay Loans and reborrow at any time during the period from the date hereof to but excluding the date occurring 364 days after the date of the Notes (the "Availability Period"), subject to the limitations set forth herein and in the promissory notes in favor of each of the

Lenders (collectively, the "Notes" or each individually, a "Note"), which shall evidence the Loans and be substantially in the form of Exhibit "A" attached hereto.

     Termination; Reduction of Commitment.  Borrower may, upon at least three
     ------------------------------------
business days notice to the Agent, terminate at any time, or irrevocably reduce from time to time, the unused amount of the Total Commitment pro rata to the
                                                             --------
Commitment of each Lender in multiples of $10,000,000 or, if less, the amount of the Total Commitment; provided, that no reduction shall reduce the Total
                      --------
Commitment below the aggregate unpaid principal amount of all Loans then outstanding. All accrued but unpaid facility fees with respect to such terminated or reduced Commitments shall be payable on the effective date of such termination or reduction.

     Facility Fee.  A facility fee shall accrue on the Commitment of each Lender
     ------------
during the Availability Period at a rate per annum equal to 0.08%, calculated on the basis of a 365/366 day year, for the actual number of days elapsed, and payable quarterly in arrears on the last business day of each calendar quarter.

     Utilization Fee.  A utilization fee shall also accrue on the Commitment of
     ----------------
each Lender during the Availability Period during any calendar quarter when the daily average sum of the outstanding principal balance of the Loans during such quarter exceeds 33% of the average daily Total Commitments during such quarter, which utilization fee shall be in an amount equal to 0.125% per annum times the daily average outstanding principal amount of the Loans during such quarter. Accrued utilization fees shall be calculated on the basis of 365/366 day year, for the actual number of days elapsed, and shall be payable quarterly in arrears on the last business day of each calendar quarter.

     Interest Rate.  Each Loan shall bear interest as selected by Borrower and
     -------------
provided in the Notes.

     Interest Periods; Maturity.  Eurodollar Loans (defined in the Notes) and
     --------------------------
Variable Rate Loans (defined in the Notes) shall be available for interest periods ("Interest Periods") of, at Borrower's selection, one, two, three or six months or such other period as may be agreed upon among the Lenders and the Borrower. Upon three business days notice to the Agent, at the expiration of any Interest Period, Borrower may elect to continue or convert any applicable Loans consistent with the provisions of this Agreement. No Interest Period may extend beyond the date occurring 364 days after the date of the Notes (the "Termination Date"), the date on which all Loans shall finally mature.

     Payments; Prepayments.  All payments and prepayments of principal and
     ---------------------
interest shall be made on the terms and conditions specified in the Notes.

     Drawdowns; Funding.  Borrower may borrow under the Total Commitment by
     ------------------
giving the Agent notice by 12:00 noon New York City time at least one business day prior to a Variable Rate Loan and at least three business days prior to a Eurodollar Loan. Immediately upon its receipt thereof, the Agent shall deliver copies of such notices to the Lenders. No later than 11:00 a.m. (Chicago time) on the date of the requested Loan, each Lender shall pay to the Agent its pro
                                                                          ---
rata portion of the principal amount of the requested Loan to be made on such
----
date. No later than 2:00 p.m. (Chicago time) on the date of the requested Loan, the Agent shall make available to Borrower the principal amount of the requested Loan. Each requested Loan shall be in a minimum amount of $10,000,000 and in integral multiples of $1,000,000 thereafter.

     Defaulting Lenders.  No Lender shall be responsible for any default by any
     ------------------
other Lender in fulfilling its obligations hereunder and each Lender shall be obligated to fulfill its obligations hereunder regardless of the failure of any other Lender to fulfill its obligations hereunder. A defaulting Lender shall not be entitled to any facility fees, utilization fees or interest with respect to any amounts not funded by such Lender in breach of its obligations hereunder. The Agent may, in its sole discretion, but shall not be obligated to, fulfill the funding obligations of any defaulting Lender.

     Conditions of Lending.  The obligation of the Lenders to make Loans to
     ---------------------
Borrower is subject to the conditions precedent that (a) in the case of the initial Loan, each Lender shall have received its Note duly executed and delivered by Borrower, and the Agents shall have received (i) a corporate borrowing resolution certified by Borrower's Secretary or Assistant Secretary,
(ii) an incumbency certificate of Borrower's Secretary or Assistant Secretary setting forth the names, titles and true signatures of Borrower's officers authorized to sign this Agreement and the Notes, (iii) an opinion of counsel to the Borrower substantially in the form of Exhibit "B" hereto, (iv) the representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects as if made on such date (other than the representations and warranties that relate solely to an earlier date which shall be true as of such date) and (b) in the case of all Loans, (i) no Event of Default (or event or circumstance which with the giving of notice or the passage of time or both would constitute an Event of Default (a "Default")) under this Agreement or the Notes has occurred and is continuing, or would result from the making of such Loan, and (ii) the representations and warranties of Borrower herein shall be true and correct in all material respects as if made on such date (other than representations and warranties that relate solely to an earlier date which shall be true as of such date, the representation in clause (h) of the following section and the representation in the following section regarding Year 2000 Issues and the Year 2000 Program).

     Representations and Warranties.  Borrower hereby represents and warrants
     ------------------------------
that: (a) this Agreement and the Notes when delivered will be the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally, (b) the execution, delivery and performance by Borrower of this Agreement and the Notes have been authorized by all necessary corporate action and do not and will not contravene Borrower's charter or by-laws or any applicable law or any contractual provision binding on or affecting Borrower,
(c) as of the date hereof, there is no Default or Event of Default under this Agreement, (d) there are no pending or threatened actions, suits or proceedings against or affecting the Borrower before any court, governmental agency or arbitrator, which are reasonably likely to, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Borrower or the ability of the Borrower to perform in its obligations under any of the Loan Documents, (e) no part of the proceeds of any Loan shall be used to purchase or carry any "margin stock" (as defined in Regulation U) in violation of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, (f) to the best of Borrower's knowledge, the financial statement schedules contained in Borrower's most recent 10-K Report are true and accurate, were prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower at such date, (g) the representations and warranties set forth in Sections 8.4 and 8.6 of the Credit Agreement are true and correct in all material respects, which representations and warranties are incorporated herein by reference as if fully set forth herein, and (h) since December 31, 1998 and except for matters disclosed by the Borrower in any filing since December 31, 1998 with the Securities and Exchange Commission, there has been no change in the business, conditions (financial or otherwise) or results of operations of the Borrower and its subsidiaries which could reasonably be expected to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on (i) the
         -----------------------
business, property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under this Agreement or the Notes, or (iii) the validity or enforceability of this Agreement or the Notes or the rights or remedies of the Agent or the Lenders thereunder.

     In addition, Borrower hereby represents and warrants that it has made an assessment of the Year 2000 Issues and has a program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and on the Year 2000 Program, Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect. As used in this Agreement, "Year 2000 Issues" means anticipated costs, problems and
            ----------------
uncertainties associated with the inability of certain computer applications to effectively handle data including dates on and after January 1, 2000, as such inability materially affects the business, operations and financial condition of the Borrower and its subsidiaries.

     Covenants.  During the term of this Agreement, Borrower will, for the
     ---------
benefit of the Lenders, perform, comply with and be bound by its agreements, covenants and obligations set forth in Sections 5 and 6 of the Credit Agreement as such Sections may be modified or amended, and subject to any waivers of compliance granted by the Required Banks (as defined therein), from time to time, as if such Sections 5 and 6 had been set forth herein mutatis mutandis.
                                                            ------- --------
In addition, Borrower covenants and agrees that it will take all such actions as are reasonably necessary to assure that the Borrower's and each subsidiary's computer systems are able to operate and effectively process data including dates on and after January 1, 2000. At the request of the Agent, the Borrower will provide the Agent with assurance acceptable to the Agent of the Borrower's Year 2000 compatibility.

     Events of Default.  Any following events shall be an "Event of Default":
     -----------------                                     ----------------
(a) Borrower shall fail to pay (i) the principal of any Note as and when due and payable, or (ii) any interest on, or any other amount due under, any Note or this Agreement within ten (10) days of the due date thereof; (b) any material representation or warranty made by Borrower in any Note, this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made; (c) Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed, and such failure shall not have been remedied within thirty (30) days after written notice thereof from the Agent or any Lender; (b) Borrower or any Significant Subsidiary (as defined in the Credit Agreement) defaults in the payment of principal of, or interest on, any indebtedness for borrowed money in an amount equal to at least $50,000,000 (other than indebtedness under this Agreement or the Credit Agreement) and such default has not been cured within any period of grace provided with respect thereto; (e) any Event of Default (as defined in the Credit Agreement) shall occur under the Credit Agreement; (f) Borrower or any Significant Subsidiary (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due; (ii) shall make a general assignment for the benefit of creditors; (iii) shall file a petition in bankruptcy or for any relief under any law of any jurisdiction relating to reorganization, arrangement, readjustment of debt, dissolution or liquidation; (iv) shall have any such petition filed against it in which an adjudication is made or order for relief is entered or which shall remain undismissed for a period of 60 days or shall consist nor acquiesce thereto; or (v) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property; or (g) any "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires 20% or more, in the aggregate, of the capital stock of Borrower entitled, at the time, to vote for the election of Borrower's directors. If an Event of Default shall have occurred and be continuing, the Agent, if directed in writing by Lenders with Commitments aggregating at least 66 2/3% of the Total Commitment (or if the Total Commitment has been terminated, Lenders with Loans aggregating at least 66 2/3% of the total amount of Loans then outstanding) (the "Required Lenders"), shall declare the principal and accrued but unpaid interest
 ----------------
under the Notes immediately due and payable, and the Agent, if directed in writing by the Required Lenders, shall terminate the Total Commitment. Upon the occurrence of any "bankruptcy" or "insolvency" Event of Default, the Total Commitment shall terminate immediately and the principal and accrued but unpaid interest under the Notes shall be immediately due and payable without requiring any notice or action by the Agents or the Lenders.

     Amendment and Waiver.  With the prior written consent of the Required
     --------------------
Lenders and Borrower, any provision of this Agreement or any Note may be amended, waived, supplemented, restated, discharged or terminated; except that the written consent of Borrower and all of the Lenders shall be required to extend the final maturity of any Loan or any Note, to reduce the rate of interest on principal or the amount of the facility fee or the utilization fee, to extend the time of payment of principal, interest, the facility fee or the utilization fee, to reduce the amount of unpaid principal of any Loan or any Note, to increase the Commitment of any Lender then in effect, to change the percentage specified in the definition of Required Lenders or to amend, modify or waive this paragraph.

     Expenses; Indemnification.  (i)  The Borrower shall reimburse the Agent for
     -------------------------
any costs, reasonable internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, reasonable internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents.

     (ii) The Borrower hereby further agrees to indemnify the Agent, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, any Lender or any affiliate is a party thereto) which any of them may reasonably pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they result from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     Setoff.  In addition to any rights now or hereafter granted under
     ------
applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including without limitation by branches, affiliates and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to such Lender under this Agreement and the Notes, including, without limitation, all interests, in obligations purchased by such Lender pursuant to the following paragraph, and all other claims of any nature or description arising out of or connected with this Agreement and the Notes, irrespective of whether or not such Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

     Proration of Excess Payments.  The Lenders agree among themselves that,
     ----------------------------
with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made so that, in effect, all such amounts will be shared ratably among the Lenders on the basis of the amounts then owed and due to each of them in respect of such obligation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or bankers, lien, by counterclaim or cross action, under or pursuant to this Agreement, the Notes or otherwise. Each of the Lenders agrees that if it should receive any payment on its Notes of a sum or sums in excess of its pro rata portion, then the Lender receiving such
                             --------
excess payment shall purchase for cash from the other Lenders an interest in the Notes of such Lenders in such amount as shall result in a ratable participation by each of the Lenders in the aggregate unpaid amount of all outstanding Notes then held by all of the Lenders. If all or any portion of such excess payment is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     Governing Law.  This Agreement shall be governed by the laws of the State
     -------------
of New York.

     Waiver of Jury Trial. The Agent, the Lenders and the Borrower, after
     --------------------
consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement, the Notes or any related instrument or agreement or any of the transactions contemplated by this Agreement, the Notes or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. Neither the Agent, any Lender nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by the Agent, any Lender or the Borrower except by a written instrument executed by all of them.

     Please evidence your acceptance of the foregoing by signing and returning to us the enclosed copy of this Agreement on or before November 3, 1999, the
                                                       ----------------
date on which our commitment to enter into this Agreement (if not accepted prior thereto) will expire.

                         Very truly yours,

                         BANK ONE, NA,
                         As Agent and a Lender

                         By:  Glenn A. Currin
                             --------------------------------------------
                              GLENN A. CURRIN
                         Title: First Vice President
                                -----------------------------------------


                         BANK OF AMERICA, N.A.

                         By:  Michael Balok
                             --------------------------------------------
                              MICHAEL BALOK
                         Title: Managing Director
                                -----------------------------------------


                         CITICORP USA, INC.

                         By:  Wolfgang Viragh
                             --------------------------------------------

                         Title: _________________________________________

                         DEUTSCHE BANK AG, New York Branch and/or Cayman Islands Branch

                         By: Hans-Josef Thiele
                             --------------------------------------------

                         Title: Director
                                -----------------------------------------
                         By: Belinda J. Wheeler
                             --------------------------------------------

                         Title:  Vice President
                                 ----------------------------------------
                         MELLON BANK, NA

                         By: Mark F. Johnston
                             --------------------------------------------

                         Title: VP
                                -----------------------------------------

                         MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                         By: Robert Bottamedi
                             --------------------------------------------
                              ROBERT BOTTAMEDI
                         Title: VICE PRESIDENT
                                -----------------------------------------


                         THE BANK OF NOVA SCOTIA

                         By: F. C. H. Ashby
                             --------------------------------------------
                              F. C. H. ASHBY
                         Title: Senior Manager Loan Operations
                                -----------------------------------------

                         SOCIETE GENERALE

                         By: Jay Sands
                             --------------------------------------------

                         Title: Managing Director
                                -----------------------------------------


                         WACHOVIA BANK OF GEORGIA, NA

                         By: Bradford Watkins
                             --------------------------------------------

                         Title: Vice President
                                -----------------------------------------

                         THE SUMITOMO BANK, LIMITED

                         By: Peter R. C. Knight
                             --------------------------------------------

                         Title: S V P
                                -----------------------------------------

Agreed and Accepted:

THE MEAD CORPORATION

By: Timothy R. McLevish
    ------------------------------

      Title: Vice President-Finance & Treasurer
             ----------------------------------

                                  Exhibit "A"
                                  -----------


                                Promissory Note
                                ---------------


                              THE MEAD CORPORATION

$_____________                 November __, 1999


     FOR VALUE RECEIVED, the undersigned unconditionally promises to pay to the order of ___________________________(the "Bank"), at the principal office of the Agent, for the account of the Lending Office (as hereinafter defined), the principal amount of each loan endorsed on the schedule attached hereto and made a part hereof (including any continuations, the "Schedule") on the maturity date of such loan as shown on the Schedule, and to pay interest on the unpaid balance of the principal amount of such loan from and including the date of such loan (as shown on the Schedule) to such maturity date at a rate per annum equal to:
(a) a variable rate equal to: the higher of (i) the Federal Funds Rate plus 1/2 of 1% and (ii) the Corporate Base Rate (such higher rate being the "Variable Rate" and such loan a "Variable Rate Loan"; or (b) a fixed rate 32/100 of 1% above the Eurodollar Rate applicable to such loan (such loan a "Eurodollar Loan"). Any principal not paid when due shall bear interest from maturity until paid in full at a rate per annum equal to the Default Rate. Interest shall be payable on the relevant Interest Payment Date. Interest shall be calculated on the basis of a year of 365 or 366 days (in the case of Variable Rate Loans) and 360 days (in the case of the Eurodollar Loans) and, in each case, for the actual days elapsed. All payments hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this note resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The date, and Interest Periods (as defined in the Letter Agreement (as defined below)) of, and the interest rates with respect to, the loans and any payments of principal shall be recorded by the Bank on its books and prior to any transfer of this note (or, at the discretion of the Bank, at any other time) endorsed by the Bank on the Schedule, which shall be conclusive in the absence of manifest error; provided, however, that the Bank's failure to endorse the Schedule shall not affect the Undersigned's obligations hereunder.

     1.   Related Letter Agreement.  Loans evidenced hereby are made pursuant to
          ------------------------
that certain 364 day revolving credit line letter agreement dated November __, 1999 (as amended, modified or supplemented from time to time, the "Letter Agreement") between the undersigned, the Bank and the other banks party thereto as Lenders, and Bank One, NA (the "Agent"). Capitalized terms used herein and not defined herein shall have the meanings given thereto to the Letter Agreement.

     2.   Certain Definitions.  As used herein, the following terms shall have
          -------------------
the corresponding meanings:

          (a) "Banking Day"  means (i) with respect to any borrowing, payment or
               -----------
rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.


          (b) "Corporate Base Rate" means a rate per annum equal to the
               -------------------
corporate base rate or prime rate of interest announced by the Agent or its parent, Bank One

Corporation, from time to time, changing when and as said corporate base rate or prime rate changes.

          (c) "Default Rate" means, in respect of any amount not paid when due,
               ------------
a rate per annum during the period commencing on the due date until such amount is paid in full equal to a rate 2% above the Variable Rate.

          (d) "Eurodollar Rate" means, with respect to a Eurodollar Loan for the
               ---------------
relevant Interest Period, the sum of (i) the quotient of (a) the average rate per annum (rounded to the nearest 1/16 of 1%) quoted by the Agent at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Banking Days prior to the first day of an Interest Period during which the Eurodollar Rate will accrue for the offering by the Agent to leading banks in the London interbank market of U.S. dollar deposits having a term comparable to the relevant Loan and in an amount comparable to the Agent's portion of the principal amount of the relevant Loan, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

          (e) "Federal Funds Rate" means, for any day, an interest rate per
               ------------------
annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Banking Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

          (f) "Interest Payment Date" means for any loan hereunder, the first
               ---------------------
day commencing after such loan as follows: (i) for any Variable Rate Loan, the last Banking Day of each March, June, September and December; (ii) for any Eurodollar Loan, at three-month intervals; and (iii) for any amount, upon maturity and any repayment.

          (g) "Lending Office" means the office (or affiliate) as the Bank may
               --------------
from time to time specify, provided that the Bank shall not be entitled to designate or change the lending office if, as a result, the undersigned shall be required to make any payment pursuant to Section 3 hereof.

          (h) "Regulation D" means Regulation D of the Board of Governors of the
               ------------
Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

          (i) "Regulatory Change" means any changes after the date hereof in
               -----------------
United States federal, state or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          (j) "Reserve Requirement" means, with respect to an Interest Period,
               -------------------
the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     3.   Additional Costs, Etc.
          ----------------------

          (a) If, as a result of any Regulatory Change, the Bank determines that the cost to the Bank of making or maintaining any Eurodollar Loan evidenced hereby is increased (including, without limitation, due to increased capital requirements), or any amount received or receivable by the Bank hereunder is reduced, or the Bank is required to make any payment in connection with any transaction contemplated hereby

(excluding, however, income, gross or net receipts, franchise or other similar taxes), then the undersigned shall pay to the Bank on demand such additional amount or amounts as the Bank determines in good faith will compensate the Bank for such increased cost, reduction or payment, provided that the foregoing shall not apply to (i) any taxes, or any withholding or deduction of taxes unless the Bank is, on the date hereof, entitled to a complete exemption from withholding or deduction of taxes on all amounts to be received hereunder by the Bank, or
(ii) to any taxes (or withholding or deductions with respect thereto) required to be deducted or withheld by reason of the failure of the Bank to comply with applicable certification, information, documentation or other reporting requirements if such compliance is required by treaty, statute or regulation as a precondition to relief or exemption from such taxes, withholding or deductions.

          (b) If it becomes unlawful for the Bank to maintain any Eurodollar Loan, the Bank shall promptly notify the undersigned, and such loan shall be thereby converted into a Variable Rate Loan on the date specified by the Bank.

          (c) If there is any payment of a Eurodollar Loan prior to its stated maturity (by reason of acceleration or otherwise) or a Eurodollar Loan is not borrowed or prepaid after a notice of borrowing or prepayment has been received by the Bank, the undersigned will promptly pay the Bank on demand an amount determined by the Bank in good faith sufficient to compensate it for such payment.

     4.   Events of Default.  If an Event of Default shall have occurred and be
          -----------------
continuing, THEN, in any case, Eurodollar Loans may not be continued for additional interest periods and the Bank may instruct the Agent in writing to declare that the unpaid principal amount of this Note, together with accrued but unpaid interest, shall be immediately due and payable; provided, that such principal, together with accrued but unpaid interest, shall not become immediately due and payable unless the Required Lenders shall have so requested; provided, further, that in the case of an Event of Default under clause (e) of the definition thereof in the Letter Agreement, the unpaid principal amount of this Note, together with accrued interest, shall immediately become due and payable without any notice or other action by the Bank.

     5.   Miscellaneous.
          -------------

          (a) The undersigned waives presentment, notice of dishonor, protest and any other formality with respect to this Note.

          (b) The undersigned agrees to reimburse the Bank on demand for all costs, expenses and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Bank and costs allocated by its internal legal department) in connection with the enforcement of this Note and the Letter Agreement.

          (c) This Note shall be binding on the undersigned and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the undersigned may not delegate any obligations hereunder without the prior written consent of the Bank.

          (d) This Note shall be governed by and interpreted and construed in accordance with the laws of the State of New York, provided that the foregoing is not intended to limit the maximum rate of interest which may be charged or collected by the Bank hereon if, under the law applicable to it, the Bank may charge or collect such interest at a higher rate than is permissible under the law of said State. In no case shall the interest hereon exceed the maximum amount which the Bank may charge or collect under such law applicable to it.


                         THE MEAD CORPORATION


                         By: ____________________________________________

                         Its: ___________________________________________

                 Loan Number                   Amount of         Balance
                 Amount and      Maturity      Payment and       Remaining        Notation
Date             Interest        Date of       Loan Number       Unpaid           Made by
----             --------             --       -----------       ------           -------
                 Rate            Loan
                 ----            ----

                                  SCHEDULE I
                                  ----------

                                    Lenders
                                    -------

            Name and Address of Lenders                      Commitment
------------------------------------------------             -----------

BANK ONE, NA, a national banking association                 $27,000,000
with its principal office in Chicago, Illinois
c/o Bank One, NA
100 East Broad Street
Columbus, Ohio  43215
Attention:  Paul Harris
Facsimile:  (614) 248-5518

BANK OF AMERICA, N.A.                                        $23,000,000
555 California Street, 41/st/ Floor
San Francisco, CA  94104
Attention:  Michael Balok
Facsimile:  (415) 622-4585

CITICORP USA, INC.                                           $23,000,000
399 Park Avenue, 8/th/ Floor
Zone 6
New York, New York  10043
Attention:  Wolfgang Viragh
Facsimile: (212) 793-0289

DEUTSCHE BANK AG New York Branch                             $18,500,000
and/or Cayman Island Branch
31 West 52/nd/ Street
24/th/ Floor
New York, New York  10019
Attention:  Hans-Josef Thiele
Facsimile:  (212-469-8212

MELLON BANK, NA                                              $18,500,000
One Mellon Center, Room 4401
Pittsburgh, PA  15258
Attention:  George Davis
Facsimile:  (412) 234-8888

                                   SCHEDULE I
                                   ----------

                                    Lenders
                                    -------


           Name and Address of Lenders                     Commitment
-------------------------------------------                -----------

MORGAN GUARANTY TRUST COMPANY OF NEW YORK                  $18,500,000
60 Wall Street
New York, New York 10260
Attention:  Robert Bottamedi
Facsimile:  (212) 648-5018

THE BANK OF NOVA SCOTIA                                    $18,500,000
181 West Madison Street
Suite 3700
Chicago.  Illinois 60602
Attention:  Keith Rauschenberger
Facsimile:  (312) 201-4106


            With a copy to:
            BNS Atlanta Office
            600 Peachtree St. Northeast, Suite 2700
            Atlanta, GA  30308
            Attention:  Shannon Dancila
            Facsimile:  (404) 888-8998

SOCIETE GENERALE                                           $18,500,000
181 West Madison Street
Suite 3400
Chicago, Illinois 60602
Attention:  Michael Lincoln
Facsimile:  (312) 578-5099

WACHOVIA BANK OF GEORGIA, NA                               $18,500,000
191 Peachtree Street Northeast, 28/th/ Floor
Atlanta, Georgia 30303
Attention:  Bradford Watkins
Facsimile:  (404) 332-6898


THE SUMITOMO BANK, LIMITED                                 $16,000,000
New York Branch
277 Park Avenue
New York, New York  10172
Attention:  Rohn Laudenschlager
Facsimile:  (212) 224-4384